Exhibit 3.2

REINSURANCE GROUP OF AMERICA, INCORPORATED

AMENDED AND RESTATED BYLAWS

EFFECTIVE AS OF MAY 23, 2018

ARTICLE I. OFFICES

The Corporation may have such corporate offices either in or outside of Missouri, as the Board of Directors may from time to time appoint, or as the business of the Corporation may require. The “principal” office may be designated by the Board of Directors but the location of the Corporation in Missouri shall for all purposes be deemed to be in the city or county in which the “registered” office is maintained. The registered office shall be determined from time to time by the Board of Directors and its identity put on file with the appropriate office of the State of Missouri.

ARTICLE II. SHAREHOLDERS

SECTION 1. Annual Meeting. The annual meeting of the shareholders shall be held on the fourth Wednesday in May in each year, if not a legal holiday, and if a legal holiday, then on the next day not a legal holiday. The day fixed for the annual meeting may be changed in any year, by resolution of the Board of Directors, to another day, not a legal holiday, that the Board of Directors deems appropriate, but this power is subject to applicable limitations of law. At this meeting members of the Board of Directors shall be elected to succeed those whose terms are then expiring and such other business shall be transacted as may properly be brought before the meeting.

SECTION 2. Special Meetings. Special meetings of the shareholders, unless otherwise prescribed by statute or by the Articles of Incorporation, may only be called by the Chairman of the Board of Directors or by the President or by a majority of the entire number of the Board of Directors. The person or persons requesting a special meeting of the shareholders shall deliver to the Secretary of the Corporation a written request stating the purpose of the proposed meeting. Upon such request, subject to any requirements or limitations imposed by the Corporation’s Articles of Incorporation, by these Bylaws, or by law, it shall be the duty of the Secretary to call a special meeting of the shareholders, to be held at such time as is specified in the request.

SECTION 3. Place and Hour of Meeting. Every meeting of the shareholders, whether an annual or special meeting, shall be held at 2:00 p.m. central standard time at the principal office of the Corporation or at such other place or time as is specified by proper notice from the Board of Directors and shall continue until declared adjourned by a vote of the shareholders present or by the presiding officer.

SECTION 4. Notice of Meeting. Written or printed notice of each meeting of shareholders stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 70 days before the date of the meeting either personally, by mail, by facsimile or by electronic transmission, by or at the direction of the President, or the Secretary, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the

United States mail, addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. If given by facsimile or by electronic transmission, such notice shall be deemed to be delivered when transmitted. Attendance of a shareholder at any meeting shall constitute waiver of notice of that meeting except when a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given, whether by a form of electronic transmission or otherwise, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

For purposes of these Bylaws, written notice shall include, but not be limited to, notice by “electronic transmission,” which shall mean any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval and reproduction of information by the recipient.

SECTION 5. Quorum; Adjournment; Postponement. Except as otherwise required by law, the Articles of Incorporation or these Bylaws, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. The shareholders present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of such number of shareholders as to reduce the remaining shareholders to less than a quorum.

Whether or not a quorum is present, the presiding officer of the meeting or shareholders holding at least a majority of the outstanding shares represented at a meeting shall have the power, except as otherwise provided by statute, successively to adjourn the meeting to such time and place as they may determine, to a specified date not longer than ninety days after such adjournment without further notice, if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally set forth. If the adjournment is for more than ninety days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the place, date and time of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting.

A shareholder’s meeting may be postponed by resolution of the Board of Directors to a specified date up to a date ninety days after such postponement or to another place, provided notice of the place, date and time of the postponed meeting, which may be made by public notice, is given to each shareholder of record entitled to vote at the meeting prior to the date previously scheduled for the meeting.

For purposes of these Bylaws, “adjournment” means a delay in the date, which may also be combined with a change in the place, of a meeting after the meeting has been convened; “postponement” means a delay in the date, which may be combined with a change in the place, of the meeting before it has been convened, but after the time and place thereof have been set forth in a notice delivered or given to shareholders; and public notice shall be deemed to have been given if a public announcement is made by press release reported by a national news service or in a publicly available document filed with the Securities and Exchange Commission (“SEC”).

SECTION 6. List of Shareholders Entitled to Vote. At least ten days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting shall be prepared and arranged in alphabetical order with the address of each shareholder and the number of shares held by each, which list, for a period of ten days prior to such meeting, shall be kept on file at the registered office of the Corporation and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Missouri, shall be prima facie evidence as to who are the shareholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of the shareholders. Failure to comply with the above requirements in respect of lists of shareholders shall not affect the validity of any action taken at such meeting.

SECTION 7. Proxies. At all meetings of shareholders, a shareholder may vote in person or by proxy executed in writing by the shareholder or by his duly authorized attorney in fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Without limiting the manner in which a shareholder may authorize a person to act for the shareholder as proxy, the following shall constitute a valid means by which a shareholder may grant such authority:

(1)     A shareholder or the shareholder’s duly authorized attorney-in-fact may execute a writing authorizing another person to act for the shareholder as proxy. Execution may be accomplished by the shareholder or duly authorized attorney-in-fact signing such writing or causing the shareholder’s signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature.

(2)     A shareholder may authorize another person to act for the shareholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, facsimile or other means of electronic transmission, or by telephone, to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram, facsimile or other means of electronic transmission, or telephonic transmission, shall either set forth or be submitted with information from which it can be determined that the telegram, cablegram, facsimile or other electronic transmission, or telephonic transmission, was authorized by the shareholder. If it is determined that such telegrams, cablegrams, facsimiles or other electronic transmissions, or telephonic transmissions, are valid, the inspectors or, if there are no inspectors, such other persons making such determination shall specify the information upon which they relied.

SECTION 8. Voting of Shares. Subject to the rights of any holders of the preferred stock as set forth in the Articles of Incorporation of the Corporation, as amended from time to time, each outstanding share entitled to vote shall be entitled to one vote upon each matter submitted to a vote at a meeting of shareholders.

Provided a quorum is present, the affirmative vote of a majority of the shares represented in person or by proxy at a meeting and entitled to vote on the subject matter shall be the act of the shareholders unless the vote of a greater number of shares is required by the Corporation’s Articles of Incorporation, by these Bylaws, or by law.

SECTION 9. Voting of Shares by Certain Holders. Shares standing in the name of another corporation may be voted by such officer, agent, or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine.

Shares held by an administrator, executor, guardian, or conservator may be voted by him, either in person or by proxy, without a transfer of such shares into his name. Shares standing in the name of a trustee may be voted by him, either in person or by proxy, but no trustee shall be entitled to vote shares held by him without a transfer of such shares into his name.

Shares standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed.

A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

Shares of its own stock held by the Corporation, and unissued shares, shall not be voted at any meeting or counted in determining the total number of outstanding shares at any given time for purposes of any meeting. Shares owned by a subsidiary of the Corporation shall likewise not be voted or counted in determining the number of shares outstanding.

SECTION 10. Informal Action by Shareholders. Unless otherwise prescribed by the Corporation’s Articles of Incorporation, any action which is required or allowed to be taken at a meeting of the shareholders, may be taken without a meeting only if consents or approvals in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

SECTION 11. Advance Notice of Nominations and Shareholder Proposals.

(1)    Only such persons who are nominated in accordance with the procedures set forth in Section C of Article Six of the Articles of Incorporation shall be eligible to serve as Directors and only such other business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in Section B of Article Nine of the Articles of Incorporation.

In addition, in the case of any persons nominated by shareholders and any other business proposed by shareholders, only such persons who are nominated in accordance with the procedures set forth this Section 11 of Article II or in Section 14 of Article II shall be eligible to serve as Directors and only such other business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth this Section 11 of Article II.

At any special meeting of the shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as are specified in the call of any special meeting of shareholders pursuant to Section A of Article 9 of the Articles of Incorporation and shareholders shall not be permitted to propose business to be brought before a special meeting of shareholders (other than the nomination of directors for election in accordance with the procedures set forth in Section C of Article Six of the Articles of Incorporation and either this Section 11 of Article II or Section 14 of Article II, if the Board of Directors has first determined that directors are to be elected at such special meeting).

The Board of Directors may reject any nomination or shareholder proposal submitted for consideration at any meeting of shareholders which is not made in accordance with the provisions of the Articles of Incorporation, this Section 11 of Article II or Section 14 of Article II, as applicable, or which is not a proper subject for shareholder action in accordance with provisions of applicable law.

Alternatively, if the Board of Directors fails to consider the validity of any nomination or shareholder proposal, in addition to making any other determinations that may be appropriate to the conduct of the meeting, the presiding officer of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made in accordance with the requirements set forth in the Articles of Incorporation and this Section 11 of Article II or Section 14 of Article II, as applicable, and is a proper subject for shareholder action in accordance with provisions of applicable law and, if any proposed nomination or other business is not in compliance with the Articles of Incorporation and this Section 11 of Article II or Section 14 of Article II, as applicable, or not otherwise a proper subject for shareholder action, to declare that such defective nomination or proposal be disregarded. The presiding officer of the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the procedures prescribed by the Articles of Incorporation, this Section 11 of Article II and Section 14 of Article II, and his or her ruling thereon shall be final and conclusive. This provision shall not prevent the consideration and approval or disapproval at the meeting of reports of officers, Directors and committees of the Board of Directors, but, in connection with such reports, no new business shall be acted upon at the meeting unless stated, submitted and received as herein provided.

(2)    In addition to the provisions governing a shareholder’s notice of nominations of one or more persons for election to the Board of Directors or the proposal of other business to be considered by the shareholders provided for in Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, respectively (any such notice, a “Shareholder’s Notice”):

(a)    Such Shareholder’s Notice must also set forth, as to each Proposing Person (as defined below):

(i)    the name and address of such Proposing Person;

(ii)    the class or series and number of shares of the Corporation which are, directly or indirectly, owned beneficially and of record by such Proposing Person;

(iii)    any Derivative Instrument (as defined below) directly or indirectly owned beneficially by such Proposing Person, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation;

(iv)    any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proposing Person has a right to vote any class or series of shares of the Corporation;

(v)    any Short Interests (as defined below);

(vi)    any rights to dividends on the shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation;

(vii)    any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Proposing Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(viii)    any performance-related fees (other than an asset-based fee) that any such Proposing Person is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments;

(ix)    any direct or indirect interest of such Proposing Person in the Corporation or any affiliate of the Corporation, or in any contract with the Corporation or with any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(x)    any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies by such Proposing Person for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder;

(xi)    in the case of the shareholder giving the Shareholder’s Notice, a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting, intends to continuously hold such stock of the Corporation through such meeting and intends to appear in person or by a qualified representative at the meeting to propose such nomination or other business; and

(xii)    a representation as to whether such Proposing Person intends (A) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (B) otherwise to solicit proxies from shareholders in support of such proposal or nomination.

(b)    If the Shareholder’s Notice relates to any business other than a nomination of one or more directors that the shareholder proposes to bring before an annual meeting, then, in addition to the matters set forth in paragraph (2)(a) of this Section 11 of Article II, such Shareholder’s Notice must also set forth: (i) any material interest of any Proposing Person in such business, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration) and (iii) a description of all agreements, arrangements and understandings between or among (x) any of the Proposing Persons or (y) any Proposing Person and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

(c)    If the Shareholder’s Notice relates to the shareholder’s proposed nomination of one or more persons for election or reelection to the Board of Directors (each, a “Prospective Nominee”), then in addition to the matters set forth in paragraph (2)(a) of this Section 11 of Article II above, such Shareholder’s Notice must also set forth, as to each Prospective Nominee: (i) all information with respect to such Prospective Nominee that would be required to be set forth in a Shareholder’s Notice pursuant to paragraph (2)(a) of this Section 11 of Article II if the term “Prospective Nominee” were substituted for the term “Proposing Person” where it appears in such paragraph, (ii) all information relating to such Prospective Nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Proposing Person(s), on the one hand, and any of such Prospective Nominee, his or her respective affiliates or associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act if the Proposing Person were the “registrant” for purposes of such rule and the Prospective Nominee were a director or executive officer of such registrant.

(d)    With respect to each Prospective Nominee, a Shareholder’s Notice must, in addition to the matters set forth in paragraphs (2)(a) and (2)(c) of this Section 11 of Article II, also include a completed and signed questionnaire, representation and agreement required by Section 13 of this Article II.

(e)    For such Shareholder’s Notice to be deemed timely given, all of the information required by paragraphs (2)(a), (2)(b), (2)(c) and (2)(d) of this Section 11 of Article II must be received by the Secretary of the Corporation at the Corporation’s principal executive offices within the time periods prescribed for the delivery of notice pursuant to Section C of Article Six of the Articles of Incorporation (in the case of a Shareholder’s Notice relating to a shareholder’s nomination of one or more persons for election as a director at a meeting of shareholders) or Section B of Article Nine of the Articles of Incorporation (in the case of a Shareholder’s Notice relating to a proposal proposed to be brought before an annual meeting of shareholders), as the case may be.

(f)    The Corporation may require any Prospective Nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such Prospective Nominee to serve as a director of the Corporation, including without limitation such information as may reasonably be required by the Corporation to determine the eligibility of such Prospective Nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such Prospective Nominee. Any such additional information must be provided promptly but in no event later than the earlier of (i) ten (10) business days after the Corporation’s request therefor and (ii) two business days prior to the date of the meeting.

(g)    The shareholder submitting any Shareholder’s Notice pursuant to this Section 11 of Article II or any Access Nomination Notice (as defined below) pursuant to Section 14 of Article II shall update and supplement such Shareholder’s Notice or Access Nomination Notice, as applicable, to the extent necessary so that the information provided or required to be provided in such Shareholder’s Notice or Access Nomination Notice pursuant to this Section 11 of Article II or Section 14 of Article II, as applicable, and Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, shall be true and correct as of (i) the record date for notice of the meeting, (ii) the date that is ten (10) business days prior to the meeting and (iii) the date that is ten (10) business days prior to any adjournment or postponement thereof. Such update and supplement must be received by the Secretary at the Corporation’s principal executive offices not later than, respectively (I) five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), (II) eight (8) business days prior to the date for the meeting (in the case of the update and supplement required to be made as of the date that is ten (10) business days prior to the meeting) and (III) in the case of any adjournment or postponement of the meeting, the later of eight (8) business days prior to the date to which the meeting has been adjourned or postponed or the first practicable date after public notice (as defined in Section 5 of Article II of these Bylaws) is given of such adjournment or postponement.

(3)    Notwithstanding the provisions of Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, the foregoing provisions of this Section 11 of Article II and the provisions of Section 14 of Article II set forth below, if the shareholder (or a qualified representative of the shareholder) does not appear at the applicable meeting of shareholders of the Corporation to present such nomination or proposal pursuant to Section C of Article Six, Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II and Section 14 of Article II (as applicable), such nomination shall be disregarded and such proposal shall not be considered, notwithstanding that proxies in respect of such vote may have been received by the Corporation. In order to be considered a qualified representative of a shareholder for purposes of these Bylaws, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(4)    Notwithstanding the provisions of Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, the foregoing provisions of this Section 11 of Article II and the provisions of Section 14 of Article II set forth below, a shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in Section C of Article Six and Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II and Section 14 of Article II; provided, however, that any references in these Bylaws or the Articles of Incorporation to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations or proposals as to any other business to be considered pursuant to Section C of Article Six or Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II and/or Section 14 of Article II. Nothing in Section C of Article Six or Section B of Article Nine of the Articles of Incorporation, this Section 11 of Article II or Section 14 of Article II shall be deemed to affect any rights (i) of shareholders to request inclusion of proposals in, or of the Corporation’s right to omit proposals from, the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or any successor provision or (ii) of the holders of any series of preferred stock if and to the extent provided for under law, the Articles of Incorporation or these Bylaws. Subject to Rule 14a-8 under the Exchange Act and the provisions of Section 14 of Article II set forth below, if applicable, nothing in these Bylaws shall be construed to permit any shareholder, or give any shareholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or directors or any other proposal. The provisions of Section C of Article Six or Section B of Article Nine of the Articles of Incorporation, as applicable, shall also govern what constitutes timely notice for purposes of Rule 14a-4(c) under the Exchange Act or any successor provision.

(5)    In no event shall any adjournment or postponement of a shareholder’s meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice pursuant to Articles Six and Nine of the Articles of Incorporation.

(6)    Definitions.

(a)    The terms “affiliate” and “associate” have the meanings ascribed to such terms in Rule 12b-2 under the Exchange Act.

(b)    The term “Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, any derivative or synthetic arrangement having the characteristics of a long position in any class or series of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class or series of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class or series of shares of the Corporation through the delivery of cash or other property, or otherwise, and without regard to whether the Proposing Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right.

(c)    The term “Proposing Person” means (A) the shareholder giving a Shareholder’s Notice of the intent to nominate one or more persons for election to the Board of Directors pursuant to Section C of Article Six of the Articles of Incorporation or of a proposal of any other matter to be brought before an annual meeting pursuant to Section B of Article Nine of the Articles of Incorporation, (B) the beneficial owner, if any, on whose behalf the nomination or proposal is made, (C) any affiliate or associate of such beneficial owner or shareholder and (D) any other person with whom such shareholder or beneficial owner (or any of their respective affiliates or associates) is acting in concert.

(d)    The term “Short Interests” means any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by a Proposing Person, the purpose or effect of which is to hedge against or mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to any class or series of the shares of the Corporation, or which provides such person, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares of the Corporation.

SECTION 12. Organization.

(a)    Meetings of shareholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence by a chairman of the meeting, which chairman must be an Officer or Director of the Corporation and must be designated as chairman of the meeting by the Board of Directors. The Secretary, or in his or her absence an Assistant Secretary, or in his or her absence a person whom the person presiding over the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b)     The Board shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem appropriate. Subject to such rules and regulations of the Board, if any, the person presiding over the meeting shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the person presiding over the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to shareholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the person presiding over the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, adjournment of the meeting either by the person presiding over the meeting or by the affirmative vote of a majority of the shares represented at the meeting, and regulation of the voting or balloting, as applicable, including, without limitation, matters which are to be voted on by ballot, if any. The presiding officer of the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the foregoing procedures, and his or her ruling thereon shall be final and conclusive. The person presiding over the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the person presiding over the meeting should so determine and declare, any such matter or business shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.

SECTION 13. Submission of Questionnaire, Representation and Agreement. To be eligible to be a nominee for election or reelection as a director of the Corporation, a person must deliver (in accordance with the time periods prescribed for delivery of notice pursuant to Section C of Article Six of the Articles of Incorporation) to the Secretary at the principal executive offices of the Corporation a completed and executed written questionnaire (the form of which questionnaire shall be provided by the Secretary upon written request) with respect to the background and qualification of such person and the background of any other person or entity on whose behalf, directly or indirectly, the nomination is being made, and an executed written representation and agreement (the form of which shall be provided by the Secretary upon written request) that such person (A) is not, at the time of election will not be, and during his or her service as a director of the Corporation will not become, a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (i) that has not been disclosed to the Corporation or (ii) that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (B) is not, at the time of election will not be, and during his or her service as a director of the Corporation will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (C) if elected as a director of the Corporation, would be in compliance with, and at all times during his or her service as a director will remain in compliance with, in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and stock trading policies and guidelines of the Corporation.

SECTION 14. Proxy Access.

(1)    Whenever the Board of Directors solicits proxies with respect to the election of directors of the Corporation at an annual meeting of shareholders, the Corporation shall include in the proxy statement distributed on behalf of the Board of Directors for such annual meeting the information specified below (the “Required Information”) with respect to (i) the Access Eligible Shareholder (as defined below) proposing to make a nomination for a director of the Corporation and who expressly elects at the time of providing the notice required by this Section 14 (the “Access Nomination Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to this Section 14, (ii) and the nominee to be nominated (an “Access Nominee”); provided that the Access Nomination Notice complies with the other requirements of the Articles of Incorporation, these Bylaws and all applicable laws or regulations. The Required Information shall be (x) all information concerning the Access Nominee and the Access Eligible Shareholder required to be disclosed in the Corporation’s proxy statement under the rules and regulations of the Exchange Act, these Bylaws, the Articles of Incorporation and applicable law and (y) if the Access Eligible Shareholder so elects, a statement (the “Statement”) of not more than 500 words in support of the nomination that shall comply with Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

(2)     The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of shareholders for more than the Maximum Number (as defined below) of Access Nominees. Any Access Eligible Shareholder submitting more than one Access Nominee for inclusion in the Corporation’s proxy materials pursuant to this Section 14 shall rank such Access Nominees based on the order that the Access Eligible Shareholder desires such Access Nominees to be selected for inclusion in the Corporation’s proxy statement in the event that the total number of Access Nominees submitted by Access Eligible Shareholders pursuant to this Section 14 exceeds the Maximum Number. If there are more than the Maximum Number of nominations for which access to the Corporation’s proxy materials has been sought in compliance with this Section 14, the highest ranking Access Nominee who meets the requirements of this Section 14 from each Access Eligible Shareholder will be selected for inclusion in the Corporation’s proxy materials until the Maximum Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Access Eligible Shareholder disclosed as Owned in its respective Access Nomination Notice submitted to the Corporation. If the Maximum Number is not reached after the highest ranking Access Nominee who meets the requirements of this Section 14 from each Access Eligible Shareholder has been selected, this selection process will continue with the next highest ranked nominees as many times as necessary, following the same order each time, until the Maximum Number is reached. Following such determination, if any Access Nominee who satisfies the eligibility requirements in this Section 14 (i) thereafter withdraws from the election (or his or her nomination is withdrawn by the applicable Access Eligible Shareholder) or (ii) is thereafter not submitted for director election for any reason (including the failure to comply with this Section 14) other than due to a failure by the Corporation to include such Access Nominee in the proxy materials in violation of this Section 14, no other nominee or nominees (other than any Access Nominee already determined to be included in the Corporation’s proxy materials who continues to satisfy the eligibility requirements of this Section 14) shall be included in the Corporation’s proxy materials or otherwise submitted for director election pursuant to this Section 14.

(3)    The Corporation shall not be required to provide access to the Corporation’s proxy materials with respect to any annual meeting of shareholders if it receives timely notice pursuant to Section 11 of this Article II or Section C of Article Six of the Articles of Incorporation that any Proposing Person proposes (or multiple Proposing Persons propose) to nominate (i) a Prospective Nominee for election with respect to which such access is not being requested or (ii) if another person is engaging in a “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act against a nominee of the Board of Directors.

(4)     In order for the Access Nominee to be eligible for election at the annual meeting and the Required Information about such nominee of an Access Eligible Shareholder to be included in the Corporation’s proxy materials, the following requirements must be satisfied:

(a)     The nomination must be made pursuant to a timely Access Nomination Notice to the Secretary of the Corporation. For such Access Nomination Notice to be deemed timely given, (i) an Access Eligible Shareholder must first notify the Corporation that such Access Eligible Shareholder intends to nominate an Access Nominee, and all of the information required by this Section 14 as well as paragraphs (2)(a), (2)(b), (2)(c) and (2)(d) of Section 11 of Article II must be received by the Secretary of the Corporation at the Corporation’s principal executive offices not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the anniversary of the date the Corporation commenced mailing of its proxy materials (as stated in the Corporation’s proxy materials) in connection with the most recent annual meeting of shareholders, and (ii) such Access Eligible Shareholder must subsequently confirm in writing its nomination of such Access Nominee(s) within the time periods prescribed for the delivery of notice pursuant to Section C of Article Six of the Articles of Incorporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of an Access Nomination Notice as described above.

(b)     The Access Nomination Notice shall contain or be accompanied by the following, which shall be received by the Secretary of the Corporation within the time period specified in this Section 14 for providing the Access Nomination Notice:

(i)     the name and address of the Access Eligible Shareholder and, if applicable, each member of a group of persons constituting an Access Eligible Shareholder, and an express election to have its Access Nominee included in the Corporation’s proxy materials pursuant to this Section 14;

(ii)     the Required Information;

(iii)     a statement certifying the number of shares the Access Eligible Shareholder (and each member of a group of persons constituting the Access Eligible Shareholder) is deemed to Own and has Owned continuously for the three year period prior to the Submission Date (as defined below) of the Access Nomination Notice for the purposes of this Section 14, which statement shall also be included in the Schedule 14N filed with the SEC;

(iv)     to the extent that an Access Eligible Shareholder (or any member of a group of persons constituting an Access Eligible Shareholder) is not or has not been continuously the holder of record of the shares of the Corporation that are being used to satisfy the requisite Minimum Ownership and Minimum Holding Period requirements to establish its or their status as an Access Eligible Shareholder, (i) one or more written statements from the holder of record of the shares (and from each intermediary through which each such person derives, or during the Minimum Holding Period has derived, Ownership of such shares) verifying that, as of a date within seven (7) calendar days preceding the Submission Date, each such person Owns such shares and has Owned at least Minimum Ownership continuously for at least the Minimum Holding Period, and (ii) an agreement to provide, within five (5) business days after the record date for determining shareholders entitled to vote at the annual meeting of shareholders, written statements from the holder of record and intermediaries verifying the continuous ownership of the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) of such shares through and including such record date;

(v)     a representation and undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) that it, its Access Nominee and each of its and its Access Nominee’s affiliates and associates:

A.    intends to continue to Own the shares satisfying the Minimum Ownership through the conclusion of the annual meeting of shareholders;

B.    has not nominated and will not nominate for election to the Board of Directors at the annual meeting of shareholders any individual other than its Access Nominee(s);

C.    has not engaged and will not engage in, and has not and will not be a “participant” (within the meaning of Instruction 3 to Item 4 of Schedule 14A under the Exchange Act or any successor rule) in, a “solicitation” (within the meaning of Rule 14a-1(l) under the Exchange Act or any successor rule) in support of the election of any individual as a director at the annual meeting of shareholders other than its named Access Nominee or a nominee of the Board of Directors; and

D.    will not distribute to any shareholder any form of proxy for the annual meeting of shareholders other than the form distributed by the Corporation;

(vi)     a representation and undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) that it acquired the requisite number of shares qualifying the Access Eligible Shareholder to submit an Access Nominee in the ordinary course of business and that (x) as of the Submission Date and (y) at all times until the election of directors at the annual meeting of shareholders, in each case neither it nor the Access Nominee nor any affiliates and associates of it or its Access Nominee Owns or shall Own, as applicable, any securities of the Corporation for the purpose, or with the effect, of changing or influencing the control of the Corporation, or in connection with or as a participant in any transaction having that purpose or effect, including any transaction referred to in Rule 13d–3(b) under the Exchange Act or any successor rule, other than solely by reason of seeking the election as a director of its named Access Nominee;

(vii)    a representation and undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) that:

A. the Access Eligible Shareholder agrees to comply with all applicable laws and regulations with respect to any solicitation in connection with the annual meeting of shareholders or applicable to the filing and use, if any, of soliciting material;

B. it will provide facts, statements and other information in all communications with the Corporation and its shareholders that are and will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, and will promptly provide any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any such facts, statements or other information; and

C. it will file with the SEC any solicitation or other communication with the Corporation’s shareholders relating to the annual meeting of shareholders at which the Access Nominee will be nominated, regardless of whether any such filing is required under Regulation 14A of the Exchange Act or whether any exemption from filing is available thereunder;

(viii)    an undertaking by the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) acknowledging its responsibility for the Required Information, all other information submitted to the Corporation pursuant to this Section 14 and all of its and its Access Nominee’s communications to shareholders in connection with the election of directors at the annual meeting of shareholders. In such undertaking, the Access Eligible Shareholder (including each member of a group of persons constituting an Access Eligible Shareholder) shall:

A.    expressly assume all liability to which the Corporation or any of its affiliates, or any director, officer, employee or representative thereof, may be subject as a result of any legal or regulatory violation arising out of any such information or communication made available by or on behalf of the Access Eligible Shareholder or any of its affiliates or its Access Nominee to the Corporation or to any shareholder of the Corporation in connection with the election of directors at the annual meeting of shareholders; and

B.    agree to indemnify and hold harmless the Corporation and any of its affiliates, and any director, officer, employee or representative thereof, individually against any liability, loss or damage in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against any such person arising out of or based upon any nomination, solicitation or other activity by the Access Eligible Shareholder in connection with its efforts to elect the Access Nominee pursuant to this Section 14;

(ix)     if the Access Nomination Notice is submitted by a group of persons that together constitute an Access Eligible Shareholder, an agreement executed by all members of such group (A) designating one group member that is authorized to act on behalf of all members of the group with respect to the nomination and any and all matters related thereto, including withdrawal of the nomination; and (B) acknowledging and agreeing that the undertaking, as well as the assumption of liability and indemnification obligations set forth in paragraph (4)(b)(viii) of this Section 14 shall apply to each member of such group on a joint and several basis;

(x)     a statement of whether or not the Access Eligible Shareholder (including each member of any group of persons constituting an Access Eligible Shareholder) intends to maintain the Minimum Ownership for at least one year following the annual meeting (subject to any mandatory fund rebalancing required by such person’s preexisting governing instruments or written investment policies);

(xi)     a copy of the Schedule 14N (or any successor form thereto) that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act or any successor rule;

(xii)     consent of the Access Nominee to being named in the proxy statement and as a nominee, and to serving as a director and acting as a representative of all shareholders if elected, and all information, agreements and undertakings by each Access Nominee that would be required to be provided by a Prospective Nominee who is nominated pursuant to Section 11 of this Article II, including, without limitation, the written questionnaire pursuant to Section 13 of this Article II and the representations and agreements described therein, and any other information reasonably requested by the Corporation, including, without limitation, to evidence or support any facts, statements or other information;

(xiii)     a representation and undertaking by the Access Nominee that such nominee (A) is and will continue to be Independent, (B) is not a Disqualified Repeat Nominee, (C) is not, and continues not to be, a Disqualified Person and (D) does not, and continues not to, fail (1) to meet the audit committee and compensation committee independence requirements under the rules of the primary stock exchange on which the Corporation’s securities are traded, or (2) to be a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(xiv)     the details of any position of the Access Nominee as an officer or director of any competitor (that does not result in such Access Nominee to become a Disqualified Person) or significant supplier, customer or counterparty of the Corporation within the three years preceding the Submission Date; and

(xv)     any other information, representations and agreements that are the same as those that would be required to be set forth in a Shareholder’s Notice of nomination pursuant to Section 11 of this Article II, including, without limitation, the information with respect to a Proposing Person under Section 11 of this Article II and Section C of Article Six of the Articles of Incorporation.

(c)    The Access Nominee shall meet and shall continue to meet the criteria set forth in paragraph (4)(b)(xiii) of this Section 14.

(d)    Neither the Access Nominee nor the applicable Access Eligible Shareholder (including none of the members of any group of persons constituting an Access Eligible Shareholder) shall have provided information to the Corporation in respect to such nomination that was untrue in any material respect or omitted to state a material fact necessary in order to make the statement made, in light of the circumstances under which they were made, not misleading, as determined by the Board of Directors or any committee thereof.

(e)     Each of the Access Nominee and the applicable Access Eligible Shareholder (including each of the members of any group of persons constituting an Access Eligible Shareholder) shall not have failed to comply with its agreements, representations, undertakings and other obligations pursuant to these Bylaws, including, but not limited to, this Section 14.

(f)    The information and documents required by this Section 14(4) shall be (i) provided with respect to and executed by each Access Eligible Shareholder or, in the case of an Access Eligible Shareholder comprised of a group of persons, each member in that group; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of an Access Eligible Shareholder or, in the case of an Access Eligible Shareholder comprised of a group of persons, each member in that group. A breach of any obligation, agreement or representation in or pursuant to this Section 14 by any member of such group or any Access Nominee shall be deemed a breach by the Access Eligible Shareholder. The Access Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 14(4) (other than such notices, confirmations, information and documents contemplated to be provided after the date the Access Nomination Notice is provided, including, without limitation, the confirmation contemplated by clause (ii) of Section 14(4)(a)) have been delivered to or, if sent by mail, received by the Secretary of the Corporation (the “Submission Date”).

(5)     Notwithstanding anything to the contrary herein, the Corporation may omit from its proxy materials any information or statement that it, in good faith, believes (1) is untrue in any material respect (or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading), (2) would violate any applicable law, regulation or listing standard, or (3) directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person.

(6)     The Access Eligible Shareholder and its Access Nominee shall each provide to the Corporation prompt written notice of:

(a)     any material error recognized by the Access Eligible Shareholder or its Access Nominee in, or any change in circumstances that makes incorrect or misleading in any material respect (collectively, an “error”), the information previously provided by the Access Eligible Shareholder or its nominee in the Access Nomination Notice or otherwise provided to the Corporation or to its shareholders in connection with the nomination, and the information that is required to correct any such error (it being understood that providing any such notification shall not be deemed to cure any such error or limit the remedies (including, without limitation, under these Bylaws) available to the Corporation relating to any such error); or

(b)     any material change in its Ownership of shares of the Corporation occurring since the Submission Date and before the election of directors at the annual meeting; provided, without limiting the generality of the foregoing, that any failure to satisfy the Minimum Ownership requirement shall constitute a material change.

(7)    If the Board of Directors nominates an Access Nominee as part of the Board of Directors’ slate of nominees, the notice provided pursuant to this Section 14 will be deemed withdrawn and the former Access Nominee shall be presented to the shareholders at the annual meeting in the same manner as any other nominee of the Board of Directors, except that the Access Nominee shall be considered a director for whom access to the Corporation’s proxy materials was provided for all purposes of these Bylaws, including the determination of the Maximum Number of Access Nominees.

(8)     If, after the deadline for submitting an Access Nomination Notice as set forth in Section 14(4)(a), (i) an Access Eligible Shareholder becomes ineligible to nominate a director for inclusion in the Corporation’s proxy materials pursuant to this Section 14 or withdraws such nomination, or (ii) an Access Nominee withdraws from or becomes unwilling, ineligible or unavailable for election at the meeting or to serve on the Board of Directors for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 14, in each case whether before or after the mailing of a definitive proxy statement, including for the failure to comply with any provision of these Bylaws (provided that in no event shall any such ineligibility, withdrawal, unwillingness or unavailability commence a new time period (or extend any time period) for the giving of an Access Nomination Notice), then the nomination of any Access Nominee by a person described in clause (i) of this paragraph, and of any Access Nominee described in clause (ii) of this paragraph, shall be disregarded, and the Corporation (x) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Access Nominee or any successor or replacement nominee and (y) may otherwise communicate to shareholders, including by amending or supplementing its proxy statement or ballot or form of proxy, that any such Access Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting. No other nominee may be substituted by the Access Eligible Shareholder that nominated any such Access Nominee.

(9)     Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall, if the facts warrant, determine and declare that (i) a nomination was not made in accordance with the procedures prescribed by this Section 14, (ii) an Access Nominee is ineligible to be named in the Corporation’s proxy materials pursuant to this Section 14 or to be considered for election at the meeting, or (iii) an Access Nominee and/or the applicable Access Eligible Shareholder shall have breached its or their representations, undertakings, agreements or obligations under or pursuant to this Section 14, and in each such case, the chairman of the meeting shall so declare at the meeting and the nomination shall be disregarded notwithstanding that proxies in respect of the nomination of the relevant Access Nominee may have been received by the Corporation.

(10)    This Section 14 shall be the exclusive method for shareholders or Access Eligible Shareholders to include nominees for director in the Corporation’s proxy materials. Notwithstanding anything to the contrary contained in this Section 14, the Corporation may solicit against, and include in the proxy statement and any supplemental proxy materials its own statements relating to, any Access Nominee.

(11)     For purposes of these Bylaws, the following definitions shall apply:

(a) An “Access Eligible Shareholder” shall mean a person (or a group of not more than twenty (20) persons formed for the purpose of seeking access pursuant to this Section 14;provided that a group of funds that are (i) under common management and investment control, or (ii) under common management and funded primarily by the same employer, or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one person for this purpose if the Access Eligible Shareholder provides, no later than the deadline for submitting the Access Nomination Notice pursuant to paragraph (4)(a) of this Section 14, documentation reasonably satisfactory to the Corporation to evidence the same) who or which has continuously Owned (as defined below) 3% or more of the outstanding shares of the Corporation as of the most recent date for which such number is disclosed by the Corporation in any filing by the Corporation with the SEC prior to submission of the Access Nomination Notice (the “Minimum Ownership”) continuously for a minimum of three full years prior to and as of the Submission Date (the “Minimum Holding Period”) and continue(s) to Own at least the same amount of securities so owned by such person or group of persons through the record date for the annual meeting of shareholders and the date of the annual meeting of shareholders.

For purposes of this Section 14, persons who jointly nominate an individual for election as a director shall be considered an Access Eligible Shareholder only if they have agreed in writing to so act, are so identified in the Access Nomination Notice and the information and the undertakings required by this Section 14 for an Access Eligible Shareholder are provided by and with respect to each such person. For the avoidance of doubt, for purposes of determining if persons who claim jointly to satisfy the Minimum Ownership and Minimum Holding Period requirements for an Access Eligible Shareholder, only the common shares of the Corporation Owned by any member of a group continuously for at least three full years shall be aggregated with the common shares Owned continuously for three years by each other person acting jointly to constitute an Access Eligible Shareholder. A record holder acting on behalf of a beneficial owner will not be counted separately as a shareholder with respect to the shares owned by beneficial owners on whose behalf such record holder has been directed in writing to act, but each such beneficial owner will be counted separately as a member of such group, subject to the other provisions of this Section 14. No person may be a member of more than one group of persons constituting an Access Eligible Shareholder with respect to any annual meeting of shareholders and if any person appears as a member of more than one group, then it shall be deemed to be a member of the group that has the largest amount of shares of the Corporation disclosed as owned in the Access Nomination Notice.

(b)    A “Disqualified Person” means a nominee (i) whose election as a member of the Board of Directors, or inclusion of such nominee in the Corporation’s proxy materials, would cause the Corporation to be in violation of these Bylaws, the Articles of Incorporation, the rules and listing standards of the principal U.S. exchange upon which the shares of the Corporation are traded, or any applicable state or federal law, rule or regulation; (ii) who is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton

Antitrust Act of 1914; (iii) who is a named subject of a pending criminal proceeding(excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten (10) years; or (iv) who is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended;

(c)     A “Disqualified Repeat Nominee” in respect of an annual meeting of shareholders shall mean an individual as to whom access to the Corporation’s proxy materials was provided pursuant to this Section 14 for either of the two most recent annual meetings of shareholders and (i) who withdrew from or became unwilling, ineligible or unavailable for election at the meeting or to serve on the Board of Directors for any reason or (ii) received at such meeting votes in favor of his or her election representing less than 25% of the total votes cast with respect to his or her election. For the avoidance of doubt, neither this paragraph (11)(c) nor paragraph (4)(b)(iii) of this Section 14 shall prevent any shareholder from nominating any person to the Board of Directors pursuant to and in accordance with Section 11 of this Article II.

(d)     “Independent” with respect to an Access Nominee shall mean that the nominee would be considered an independent director in accordance with the listing standards of the principal U.S. exchange upon which the shares of the Corporation trade, any applicable rules of the SEC and any additional publicly disclosed standards used by the Board of Directors or a duly authorized committee thereof in determining and disclosing the independence of the Corporation’s directors in accordance with the rules of the SEC, such principal U.S. exchange or otherwise.

(e)     The “Maximum Number” of Access Nominees for an annual meeting of shareholders shall be that number of directors constituting the greater of (x) two or (y) 20% of the total number of directors in office as of the deadline for submitting an Access Nomination Notice as set forth in Section 14(4)(a) (rounded down to the nearest whole number); provided, however, that for so long as the Board of Directors is divided into classes, in no case shall the number of nominees appearing in the Corporation’s proxy materials pursuant to this Section 14for any annual meeting exceed one-half (1/2) of the number of directors to be elected at such annual meeting. In the event that one or more vacancies for any reason occurs after such date but before the date of the annual meeting of shareholders and the size of the Board of Directors is reduced in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. The Maximum Number shall be reduced by any of the following, whether occurring before or after the deadline for submitting an Access Nomination Notice:

(i)     any person who is or will be nominated by the Board of Directors pursuant to paragraph (7) of this Section 14;

(ii)     the number of directors in office on such date who were nominated at any of the three most recent annual meetings of shareholders pursuant to this Section 14(including by the Board of Directors pursuant to paragraph (7) of this Section 14) or pursuant to Section 11 of this Article II, other than such directors whose term of office will expire at such annual meeting of shareholders and who is not seeking (or agreeing) to be nominated at such meeting for another term of office;

(iii)     any person who is nominated by an Access Eligible Shareholder pursuant to this Section 14 but whose nomination is subsequently withdrawn or who becomes unwilling, ineligible or unavailable for election at the meeting, to serve as a director for any reason or to be named in the Corporation’s proxy materials pursuant to this Section 14; or

(iv)     any person who is or will be nominated by the Board of Directors pursuant to an agreement, understanding or arrangement with one or more shareholders or group of shareholders (other than any agreement, understanding or arrangement entered into in connection with an acquisition of shares of the Corporation, by such shareholder or group of shareholders, from the Corporation).

(f)     “Ownership” (and its correlative terms “Owned,” “Owning” and other variations of the word “Own”), when used to describe the nature of a person’s ownership of shares of the Corporation, shall mean those outstanding shares of common stock the Corporation (“common shares”) as to which the person in question possesses (i) the full unhedged power to vote or direct the voting of such shares, (ii) the full unhedged economic incidents of ownership of such shares(including the full right to profits and the full risk of loss), and (iii) the full unhedged power to dispose of or direct the disposition of such shares; provided that the number of shares calculated in accordance with clauses (i), (ii) and (iii) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, or purchased by such person or any of its affiliates but the purchase has not settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or other agreement or understanding entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding common shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares, and/or (B) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. A person’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares, provided, that the person has the power to recall such loaned shares on five (5) business days’ notice, and recalls such shares promptly upon being notified by the Corporation that the applicable Access Nominee will be included in the proxy materials.

ARTICLE III. BOARD OF DIRECTORS

SECTION 1. General Powers. The business and affairs of the Corporation shall be managed by its Board of Directors.

SECTION 2. Number and Tenure. The number of Directors of the Corporation shall consist of such number of Directors as the Board of Directors may from time to time determine; provided, however, that in no event shall the number of Directors be less than three; provided further, that except as otherwise specified in the Corporation’s Articles of Incorporation, the number of Directors may be amended by affirmative vote of a majority of the Board of Directors from time to time. No reduction in the number of Directors shall affect the term of office of any incumbent Director. Directors shall be elected as provided in the Articles of Incorporation, with each Director to hold office until his or her successor shall have been duly elected and qualified, or until their earlier death, resignation, removal or disqualification.

SECTION 3. Certain Qualifications. No person shall be qualified to be elected and to hold office as a Director if such person is determined by a majority of the entire Board of Directors to have acted in a manner contrary to the best interests of the Corporation, including, but not limited to, the violation of federal or state law, maintenance of interests not properly authorized and in conflict with the interests of the Corporation or breach of any agreement between that Director and the Corporation relating to his or her services as a Director, employee, or agent of the Corporation. A Director need not be a resident of the State of Missouri or a shareholder.

SECTION 4. Directors Emeritus and Advisory Directors. The Board of Directors may from time to time create one or more positions of Director Emeritus and Advisory Director, and may fill such position or positions for such terms as the Board of Directors deems proper. Each Director Emeritus and Advisory Director shall, upon the invitation of the Board of Directors, have the privilege of attending meetings of the Board of Directors but shall do so solely as an observer. Notice of meetings of the Board of Directors to a Director Emeritus or Advisory Director shall not be required under any applicable law, the Articles of Incorporation, or these Bylaws. Each Director Emeritus and Advisory Director shall be entitled to receive such compensation as may be fixed from time to time by the Board of Directors. No Director Emeritus or Advisory Director shall be entitled to vote on any business coming before the Board of Directors, nor shall he or she be counted as members of the Board of Directors for the purpose of determining the number of Directors necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or for any other purpose whatsoever. In the case of a Director Emeritus or Advisory Director, the occurrence of any event which in the case of a Director would create a vacancy on the Board of Directors, shall be deemed to create a vacancy in such position; but the Board of Directors may declare the position terminated until such time as the Board of Directors shall again deem it proper to create and to fill the position.

SECTION 5. Regular Meetings. The Board of Directors may provide, by resolution naming the time and place, for the holding of regular meetings, within or without the State of Missouri, without other notice than such resolution. Any business may be transacted at a regular meeting.

SECTION 6. Special Meetings. Special meetings of the Board of Directors may be called by or at the request of the Chairman of the Board, the President, or any two Directors. Any such special meeting shall be held at the place set out in the resolution for regular meetings or at the registered office of the corporation in Missouri if no such regular meeting place has been set or at such other place, within or without the State of Missouri, as may be specified in the notice of such special meeting.

SECTION 7. Conduct of Meetings. Directors may participate in any meeting of the Board of Directors, or of any committee of the Board of Directors, by means of conference telephone or similar communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

SECTION 8. Notice. Notice of any special meeting shall be given at least twenty-four hours previously thereto by written, oral, facsimile or electronic means. If mailed, such notice shall be deemed to be delivered five days after such notice is deposited in the United States mail, so addressed, with postage thereon prepaid. If personally delivered or given orally, such notice shall be deemed delivered when so delivered or communicated. If given by facsimile or by electronic transmission, such notice shall be deemed to be delivered when transmitted to the last known number or address furnished by the Director. Any Director may waive notice of any meeting as to himself. The attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 9. Quorum. A majority of the number of Directors in office shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such majority is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time. If the meeting is adjourned for more than twenty-four (24) hours, notice of the time and place of the adjourned meeting shall be given to the directors who were not present at the time of the adjournment.

SECTION 10. Manner of Acting. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless the act of a greater number is required by the Corporation’s Articles of Incorporation, by these Bylaws, or by law.

SECTION 11. Action Without a Meeting. Any action that may be taken by the Board of Directors at a meeting may be taken without a meeting, provided that all of the Directors sign consents setting forth the action so taken. The written consents shall be filed with the minutes of the meetings of the Board of Directors and shall have the same force and effect as a unanimous vote at a meeting of Directors. This provision applies to committees of the Board of Directors as well, which can act with the unanimous consent of all committee members.

SECTION 12. Resignation. Any Director of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the Chairman of the Board of Directors, the President, or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named Officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 13. Vacancies. Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors. A Director elected to fill a vacancy shall be elected for a term expiring at the next annual meeting of shareholders held immediately following such person being elected to fill the vacancy and until such Director’s successor is elected and qualified or until such Director’s earlier death, resignation, removal or disqualification.

SECTION 14. Compensation. Each Director may receive such compensation and be reimbursed for expenses, if any, of attendance at each meeting of the Board of Directors or a Committee thereof as shall be determined by resolution of the Board of Directors. Nothing herein shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 15. Presumption of Assent. A Director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless his or her dissent shall be entered in the minutes of the meeting or unless he or she shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

SECTION 16. Indemnification of Directors and Officers. The Corporation shall have such powers of indemnification as are provided in its Articles of Incorporation and not inconsistent with the laws of Missouri.

SECTION 17. Executive Committee and Other Committees. The Board of Directors may, by resolution or resolutions passed by a majority of the whole board, designate an executive committee, such committee to consist of three or more directors of the Corporation, which committee, to the extent provided in said resolution or resolutions, shall have and may exercise all of the authority of the Board of Directors in the management of the Corporation; but the designation of such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon the Board or a Director by the General and Business Corporation law of Missouri.

The Board of Directors may also, by resolution or resolutions passed by a majority of the whole board, designate other committees, with such persons, powers, and duties as it deems desirable and as are not inconsistent with law.

SECTION 18. Meetings and Reports of Committees. A committee shall meet from time to time on call of the chairman of the committee or of any two or more members of the committee. Notice of each such meeting, stating the place, date and hour thereof, shall be mailed at least five (5) days before the meeting, or shall be served personally on each member of the committee, or delivered orally or by facsimile or electronic transmission to his address on the books of the Corporation, at least twenty-four (24) hours before the meeting. No such notice need state the business proposed to be transacted at the meeting. No notice of a meeting of the committee need be given to any member who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such director. No notice need be given of an adjourned meeting of the committee unless the meeting is adjourned for more than twenty-four (24) hours, in which case notice of the time and place of the adjourned meeting shall be given to the members of the committee who were not present at the time of adjournment. Meetings of the committee may be held at such place or places, either within or outside of the State of Missouri, as the committee shall determine, or as may be specified or fixed in the respective notices or waivers thereof. Vacancies in the membership of each committee shall be filled by the Board of Directors at any regular or special meeting of the Board of Directors. A majority of the committee constitutes a quorum for the transaction of business. Every act or decision done or made by a majority of the members of the committee present at a meeting duly held at which a quorum is present shall be regarded as the act of the committee. A committee may fix its own rules of procedure. It shall keep a record of its proceedings and shall report these proceedings to the Board of Directors at or prior to the regular meeting of the Board to be held next after a committee meets.

ARTICLE IV. OFFICERS

SECTION 1. Number and Election. The officers of the Corporation shall be a Chairman of the Board, a President, and a Secretary, each of whom shall be elected by the Board of Directors. In addition, the Board of Directors shall elect and appoint the senior officers of the Corporation including Executive Vice Presidents, Senior Vice Presidents, and such other officers as the Board of Directors may deem appropriate. The President may elect and appoint other officers of the Corporation including Vice Presidents, a Treasurer, assistant officers, and other junior officers. The Board of Directors shall ratify the election and appointment of officers by the President at the first regular meeting of the Board of Directors in each fiscal year. The same person may hold any two or more offices, except those of President and Vice President or President and Secretary. No officer need be a shareholder.

SECTION 2. Term of Office. Each officer shall hold office until the first meeting of the Board of Directors after the next succeeding election of the Board of Directors and until his or her successor shall have been duly elected and shall have qualified or until his death or until he shall resign or shall have been removed in the manner hereinafter provided.

SECTION 3. Removal. Any officer may be removed with or without cause by the Board of Directors whenever, in the judgment of the Board of Directors, the best interests of the Corporation will be served thereby. The President may remove any officer that the President is authorized to appoint and elect in accordance with Section 1 whenever, in the judgment of the President, the best interests of the Corporation will be served thereby. Election or appointment of an officer shall not of itself create contract rights and the Board or President need specify no cause for removal in any such removal. Any such removal shall be without prejudice to the contract rights, if any, of the person so removed.

SECTION 4. Vacancies. A vacancy in any office because of death, resignation, removal, disqualification, or otherwise may be filled by the Board of Directors. The President may fill a vacancy in any office for which the President is authorized to appoint and elect an officer in accordance with Section 1 of this Article.

SECTION 5. Chairman of the Board. The Chairman shall preside at all meetings of the shareholders and Directors at which he is present and shall perform any other duties prescribed by the Board of Directors or these Bylaws. He shall have full authority in respect to the signing and execution of instruments of the Corporation.

SECTION 6. President. The President shall be the Chief Executive Officer of the Corporation and, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation. He or she shall, if not also Chairman of the Board, preside in the absence of the Chairman of the Board at meetings of the shareholders and of the Board of Directors. He or she may sign, with the Secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation, and he or she may execute all other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by the Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.

SECTION 7. The Vice President. In the absence of the President or in the event of his or her death, inability, or refusal to act, the Vice-President (or in the event there be more than one Vice-President, the Vice-Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their election) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. In addition, any Vice-President shall perform such other duties as from time to time may be assigned to him or her by the President or by the Board of Directors.

SECTION 8. The Secretary. The Secretary shall: (a) keep the minutes of the proceedings of the shareholders and of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of the Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation and see that the seal of the Corporation is affixed to all documents the execution of which on behalf of the Corporation under its seal is duly authorized and required; (d) keep a register of the address of each shareholder as furnished by such shareholder; (e) sign with the President certificates for shares of the Corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) have general charge of the stock transfer books of the Corporation; and (g) in general perform all duties incident to the office of Secretary and such other duties as form time to time may be assigned to him or her by the President or by the Board of Directors, or as prescribed in these Bylaws.

SECTION 9. The Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the Corporation; (b) receive and give receipts for moneys due and payable to the Corporation from any source whatsoever, and deposit all such moneys in the name of the Corporation in such banks, trust companies or other depositaries as the Board of Directors may select; and (c) in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the President or by the Board of Directors. If required by the Board of Directors, the Treasurer shall give a bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors shall determine.

SECTION 10. Salaries. The salaries of the officers shall be fixed from time to time by the Board of Directors and no officer shall be prevented from receiving such salary by reason of the fact that he is also a Director of the Corporation.

ARTICLE V. CERTIFICATES FOR SHARES THEIR TRANSFER

SECTION 1. Stock Certificates. The shares of the Corporation shall be represented by certificates, provided, however, that the Board of Directors may provide by resolution that some or all of any classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to have a certificate, in any form approved by the Board of Directors, certifying the number and class of shares owned by the shareholder in the Corporation, signed by the Chairman, the President, or a Vice President and by the Secretary or Treasurer or an Assistant Secretary or Assistant Treasurer of the Corporation and sealed with the seal of the Corporation, which may be facsimile, engraved or printed. If the certificate is countersigned by a transfer agent other than the Corporation or its employee, or by a registrar other than the Corporation or its employee, any other signature on the certificate may be a facsimile signature, or may be engraved or printed. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on the certificate shall have ceased to be an officer, transfer agent, or registrar before the certificate is issued, the certificate may nevertheless be issued by the Corporation with the same effect as if such person were an officer, transfer agent, or registrar at the date of issue.

SECTION 2. Transfer of Stock. The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives. Upon transfer of certificated shares, the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other persons as the Board of Directors may designate, by whom they shall be cancelled and new certificates shall thereupon be issued. In the case of uncertificated shares, transfer shall be made only upon receipt of transfer documentation reasonably acceptable to the Corporation. Except as otherwise expressly provided by the statutes of the State of Missouri, the Corporation shall be entitled to treat the holder of record of any share or shares of stock as the absolute owner thereof for all purposes and, accordingly, shall not be bound to recognize any legal, equitable, or other claim to or interest in such share or shares on the part of any other person whether or not it or they shall have express or other notice thereof. The Board of Directors shall have the power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer and registration of shares of stock of the Corporation.

SECTION 3. Closing of Transfer Books and Fixing of Record Date. The Board of Directors shall have the power to close the transfer books of the Corporation for a period not exceeding 70 days prior to the date of any meeting of shareholders, or the date for payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect. In lieu of so closing the transfer books, the Board of Directors may fix in advance a record date for the determination of the shareholders entitled to notice of and to vote at any meeting and any adjournment or postponement thereof, or entitled to receive payment of any dividend or any allotment of rights, or entitled to exercise the rights in respect of any change, conversion, or exchange of shares, up to 70 days prior to the date of any meeting of shareholders, or the date for the payment of any dividend, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares shall go into effect. In such case only the shareholders who are shareholders of record on the date of closing the share transfer books, or on the record date so fixed, shall be entitled to receive notice of and to vote at such meeting and any adjournment or postponement thereof, or to receive payment of such dividend, or to receive payment of such dividend, or to receive such allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after the date of closing of the transfer books or the record date fixed as aforesaid. If the Board of Directors does not close the transfer books or set a record date for the determination of the shareholders entitled to notice of and to vote any meeting of shareholders, only the shareholders who are shareholders of record at the close of business on the 20th day preceding the date of the meeting shall be entitled to notice of and to vote at the meeting and upon any adjournment or postponement of the meeting, except that if prior to the meeting written waivers of notice of the meeting are signed and delivered to the Corporation by all of the shareholders of record at the time the meeting is convened, only the shareholders who are shareholders of record at the time the meeting is convened, shall be entitled to vote at the meeting and any adjournment or postponement of the meeting.

Section 4. Lost, Stolen, Destroyed or Mutilated Certificates. The holder of any shares of stock of the Corporation shall immediately notify the Corporation and its transfer agents and registrars, if any, of any loss, theft, destruction or mutilation of the certificates representing the same. The Corporation may issue a new certificate or uncertificated shares in place of any certificate theretofore issued by it which is alleged to have been lost, stolen or destroyed and the Board of Directors may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond in a sum and in a form approved by the Board of Directors, and with a surety or sureties which the Board of Directors finds satisfactory, to indemnify the Corporation and its transfer agents and registrars, if any, against any claim or liability that may be asserted against or incurred by it or any transfer agent or registrar on account of the alleged loss, theft or destruction of any certificate or the issuance of a new certificate or uncertificated shares. The Board of Directors may, however, in its discretion, refuse to issue any such new certificate or uncertificated shares except pursuant to legal proceedings under the laws of the State of Missouri in such case made and provided. A new certificate or uncertificated shares may be issued without requiring any bond when, in the judgment of the Board of Directors, it is proper so to do. The Board of Directors may delegate to any Officer or Officers of the Corporation any of the powers and authorities contained in this section.

Section 5. Transfer Agents and Registrars. The Board of Directors may appoint one or more transfer agents or transfer clerks and one or more registrars which may be banks, trust companies, or other financial institutions located within or without the State of Missouri; may define the authority of such transfer agents and registrars of transfers; may require all stock certificates to bear the signature of a transfer agent or a registrar of transfers, or both; may impose such rules, regulations or procedures regarding uncertificated shares as it deems appropriate; and may change or remove any such transfer agent or registrar of transfers.

ARTICLE VI. FISCAL YEAR

The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December in each year.

ARTICLE VII. DIVIDENDS

The Board of Directors may, from time to time, declare and the Corporation may pay dividends on its outstanding shares in the manner, and upon the terms and conditions provided by law and its Articles of Incorporation.

ARTICLE VIII. CORPORATE SEAL

The Board of Directors may provide a corporate seal which shall be circular in form and shall have inscribed thereon the name of the Corporation and the state of incorporation and the words, “Corporate Seal.” The seal shall be in the charge of the Secretary.

ARTICLE IX. WAIVER OF NOTICE

Whenever any notice is required to be given to any shareholder or director of the Corporation under the provisions of these Bylaws or under the provisions of the Articles of Incorporation or under the provisions of the General and Business Corporation law of Missouri, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

ARTICLE X. AMENDMENTS

These Bylaws may be altered, amended, or repealed and new Bylaws may be adopted by a majority of the entire Board of Directors at any regular or special meeting of the Board of Directors or by the affirmative vote of the holders of record of outstanding shares representing a majority of all the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, provided that no Bylaw may be adopted or amended so as to be inconsistent with the Articles of Incorporation of the Corporation, or the Constitution or laws of the State of Missouri.

ARTICLE XI. CONSTRUCTION; DEFINITIONS; MISCELLANEOUS.

Section 1. Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction and definitions in the Articles and the General and Business Corporation Law of Missouri shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, the term “person” includes both a corporation and a natural person, and the masculine gender includes the feminine gender and vice versa. Any article, section, subsection, subdivision, sentence, clause or phrase of these Bylaws which, upon being construed in the manner provided in this Section 1 of Article XI, shall be contrary to or inconsistent with any applicable provisions of law or the Articles of Incorporation, shall not apply so long as said provisions of law or the Articles of Incorporation shall remain in effect, but shall not affect the validity or applicability of any other portions of these Bylaws, it being hereby declared that these Bylaws would have been adopted and each article, section, subsection, subdivision, sentence, clause or phrase thereof, irrespective of the fact that any one or more articles, sections, subsections, subdivisions, sentences, clauses or phrases is or are illegal.

Section 2. Provisions Additional to Provisions of Law. All restrictions, limitations, requirements and other provisions of these Bylaws shall be construed, insofar as possible, as supplemental and additional to all provisions of law applicable to the subject matter thereof and shall be fully complied with in addition to the said provisions of law unless such compliance shall be illegal.

ARTICLE XII. CONTROL SHARE ACQUISITIONS

Section 351.407 of the General and Business Corporation Law of Missouri, as amended from time to time (relating to control share acquisitions), shall not apply to control share acquisitions of shares of capital stock of the Corporation.

ARTICLE XIII. FORUM FOR ADJUDICATION OF CERTAIN DISPUTES

Unless the Corporation consents in writing to the selection of an alternative forum, any state court located in St. Louis County, Missouri, or the United States District Court for the Eastern District of Missouri, shall be, to the fullest extent permitted by law, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or to the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any of its directors, officers or other employees arising pursuant to any provision of the General and Business Corporation Law of Missouri, the Articles of Incorporation or these Bylaws, (d) any action asserting a claim against the Corporation or any of its directors, officers or other employees governed by the internal affairs doctrine, or (e) any action to interpret, apply, enforce or determine the validity of the Articles of Incorporation or these Bylaws, in each case regardless of whether such action or proceeding is based on common law, statutory, equitable, legal or other grounds, and, in each case, including any action brought by a beneficial owner of the Corporation’s shares; provided, however, that in the event that such court lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be any state or federal court located in the State of Missouri; except for, in all cases, with respect to any action or proceeding as to which such state or federal court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to consent to (i) the personal jurisdiction of the state and federal courts located within the state of Missouri in any proceeding brought to enjoin, or otherwise enforce this Article XIII with respect to, any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article XIII (an “Inconsistent Action”) and (ii) having service of process made upon such shareholder in any such proceeding by service upon such shareholder’s counsel in such Inconsistent Action as agent for such shareholder.

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AMENDMENTS:

Article XII added effective as of August 13, 1999 by resolution of the Special Committee that was appointed by the Board of Directors at a special meeting of the Board of Directors held August 10, 1999.

Article IV, Sections 1, 2, 3, and 4 amended effective as of July 26, 2000 by resolution of the Board of Directors at a regular meeting held July 26, 2000.

Amended and Restated Bylaws adopted by resolution of the Board of Directors at a regular meeting held January 28, 2004, subject to shareholder approval of certain amendments to the Articles of Incorporation (Amended and Restated Bylaws became effective May 26, 2004 following the Annual Meeting of Shareholders and failure of proposal 5).

Article II, Section 8 and Article III, Section 5 amended effective as of September 12, 2008 by resolution of the Special Committee at a special meeting held June 1, 2008, which Special Committee was appointed by the Board of Directors at a special meeting of the Board of Directors held October 17, 2006.

Article II, Section 8 amended effective as of November 25, 2008 by resolution of the Board of Directors at a special meeting held October 6, 2008.

Article II, Section 8, Article II, Section 11, Article II, Section 12, Article III, Section 3 and Article XI, Section I amended, and Article II, Section 13, Article XI, Section 2 and Article XIII added, effective as of July 17, 2014 by resolution of the Board of Directors at a regular meeting held July 17, 2014.

Article II, Section 14 added effective as of April 20, 2018 by resolution of the Board of Directors at a regular meeting held April 20, 2018.

Amended and Restated Bylaws adopted by resolution of the Board of Directors at a regular meeting held April 20, 2018, subject to shareholder approval of certain amendments to the Articles of Incorporation (Amended and Restated Bylaws became effective May 23, 2018 following the Annual Meeting of Shareholders).